UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: August 14, 2008
(Date of earliest event reported)
EQUITY LIFESTYLE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-11718	36-3857664
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

Two North Riverside Plaza, Chicago, Illinois (Address of principal executive offices)	60606 (Zip Code)
(312) 279-1400
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement
     On August 14, 2008, Equity LifeStyle Properties, Inc. (the “Company”) issued a news release announcing the acquisition of substantially all of the assets and certain liabilities of Privileged Access, LP (“Privileged Access”) for a $2.0 million unsecured note payable, which matures on August 14, 2010 and accrues interest at 10 percent per annum. Privileged Access is an RV and vacation membership business with approximately 130,000 members, which leased approximately 24,300 sites at 82 of the Company’s properties, with annual rental payments of approximately $25.5 million.
     Concurrent with the acquisition, all leases and previous arrangements between the Company and Privileged Access were terminated, including the Company’s Second Amended and Restated Lease (the “TT Lease”) with a subsidiary of Privileged Access (the “Lessee”) for the lease of 60 membership resort properties known as the Thousand Trails properties. The TT Lease included various provisions, including annual fixed rent of approximately $22.2 million. In addition, the Company terminated the Amended and Restated Option to Purchase Lessee (the “Option Agreement”), whereby the Company was granted an option, exercisable in our sole discretion, to purchase the Lessee for its fair market value. Mr. Joe B. McAdams, the Company’s President, is the 100% owner of Privileged Access, LP. The Company received a fairness opinion regarding the terms of the transaction. The Company did not incur any early termination penalties related to this transaction.
     The foregoing descriptions of the TT Lease and the Option Agreement are summaries, and do not purport to be complete and are qualified in their entirety by reference to the TT Lease and the Option Agreement, copies of which were filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Form 8-K filed with the United States Securities and Exchange Commission on January 7, 2008.

Item 2.02	Results of Operations and Financial Condition
     On August 14, 2008, the Company issued a press release with respect to certain matters described herein, which press release is attached to this Current Report on Form 8-K as Exhibit 99.1. This press release stated that the Company will provide additional guidance as to the impact of this transaction on its business in the third quarter 2008 earnings press release and related conference call. As a result of the acquisition, nonrefundable up front payments from the sale of membership or right-to-use contracts will be deferred and recognized as revenue in subsequent years in accordance with generally accepted accounting principles. These non-cash deferral adjustments may have a significant negative impact on reported net income, although there is expected to be no material impact on funds from operations.

Item 8.01	Other Events
     On August 14, 2008, the Company acquired substantially all of the assets and certain liabilities of Privileged Access, as previously described in Item 1.02 “Termination of a Material Definitive Agreement” of this Form 8-K.

Item 9.01	Financial Statements and Exhibits
     (c) Exhibits
     The information contained in the attached exhibit is unaudited and should be read in conjunction with the Registrant’s annual and quarterly reports filed with the Securities and Exchange Commission.
Exhibit 99.1	Equity LifeStyle Properties, Inc. press release dated August 14, 2008, “ELS Acquires Privileged Access Operations”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

EQUITY LIFESTYLE PROPERTIES, INC.
By:	/s/ Thomas P. Heneghan
Thomas P. Heneghan
Chief Executive Officer

By:	/s/ Michael B. Berman
Michael B. Berman
Executive Vice President and Chief Financial Officer

Date: August 15, 2008